Filed Under Rule 424(b)(3)
Registration No. 333-126887

PROSPECTUS SUPPLEMENT NO. 7

PROSPECTUS SUPPLEMENT DATED FEBRUARY 16, 2007
TO REGISTRATION STATEMENT DECLARED EFFECTIVE ON JULY 18, 2006
(REGISTRATION NO. 333-126887)

LEV PHARMACEUTICALS, INC.
70,531,718 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This Prospectus Supplement updates and should be read in conjunction with our prior prospectus supplements and the Prospectus dated July 18, 2006, which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•   The attached Current Report on Form 8-K of Lev Pharmaceuticals, Inc. filed on February 16, 2007.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “LEVP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 16, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 15, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 1700
New York, NY 10168
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant’s telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Sale of Unregistered Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of stock options to the non-employee directors of Lev Pharmaceuticals, Inc. is incorporated herein by reference to Item 8.01of this Current Report on Form 8-K.

Item 8.01	Other Events.

On February 15, 2007, the Board of Directors of Lev Pharmaceuticals, Inc. (the “Registrant”) approved the establishment of a new Board committee, called the Commercialization Oversight Committee. The primary functions of this committee are to review and recommend to the Board critical decisions pertaining to the commercialization of the Registrant’s product candidates and to originate, review and recommend to the Board new business opportunities and collaborations and new product candidates. The committee will also, as may be appropriate, review and make recommendations to the Board regarding the Registrant’s business plan. The initial members of this committee are Mr. Eric Richman, Mr. Joshua D. Schein, and Mr. Judson Cooper. Mr. Richman, who is an independent member of the Registrant’s Board, will serve as the initial Chairman of this committee. In connection with the establishment of this Committee, the Board approved the grant of 75,000 options to non-employee directors that serve on this Committee, which options vest in four equal annual installments commencing on the one year anniversary of the date of grant. These options are exercisable for a period of ten years at a per share exercise price equal to the market price of the Registrant’s common stock on the date of grant and are entitled to immediately vest and remain exercisable in the event of a Change in Control of the Registrant, as defined in its 2004 Omnibus Incentive Compensation Plan. Of the initial members of this committee, only Mr. Richman is eligible to receive this option award.

In addition, on February 15, 2007 the Board approved the adoption of a cash compensation policy applicable to the Registrant’s non-employee directors. Pursuant to this policy, the Registrant’s non-employee directors are eligible to earn a cash fee for special assignments authorized by the Registrant’s Chief Executive Officer or Chairman to provide advisory services to the Registrant as a member of the Board of directors, but in addition to ordinary board and/or committee duties, at the rate of $1,000 per day with a maximum of $60,000 per annum. Unless otherwise approved by the Board, no non-employee director is eligible for a special assignment if the assignment or payment of compensation for the assignment would prevent the director from being considered independent. On such date the Board also approved the grant of 75,000 options to each of the Registrant’s non-employee directors. Each option (a) vests in equal installments over a four year period, with the first installment vesting on the one-year anniversary of the grant date of such options; (b) is exercisable for a period of ten years at a per share exercise price equal to the market price of the Registrant’s common stock on the date of grant; and (c) is entitled to immediately vest and remain exercisable in the event of a Change in Control, as defined in the Registrant’s 2004 Omnibus Incentive Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By: /s/ Joshua D. Schein
Name: Joshua D. Schein, Ph.D. Title: Chief Executive Officer and President Date: February 16, 2007